PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-54662
(To Prospectus dated October 25, 2004)          Filed Pursuant to Rule 424(b)(3)


                                [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                            Retail HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Retail HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Retail HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                        Share        Trading
                      Name of Company(1)                 Ticker        Amounts        Market
     ---------------------------------------------      -------       --------      ---------
     Albertson's, Inc.                                    ABS             8            NYSE
     Amazon.com, Inc.                                     AMZN            7           NASDAQ
     Best Buy Co., Inc.                                   BBY             9            NYSE
     Costco Wholesale Corporation                         COST            8           NASDAQ
     CVS Corporation                                      CVS            14            NYSE
     Federated Department Stores(1)                        FD           5.869          NYSE
     Kohl's Corporation                                   KSS             6            NYSE
     Limited Brands, Inc.                                 LTD             8            NYSE
     Lowe's Companies, Inc.                               LOW            14            NYSE
     RadioShack Corporation                               RSH             3            NYSE
     Safeway Inc.                                         SWY             9            NYSE
     Target Corporation                                   TGT            16            NYSE
     The Gap, Inc.                                        GPS            16            NYSE
     The Home Depot, Inc.                                  HD            40            NYSE
     The Kroger Co.                                        KR            15            NYSE
     The TJX Companies, Inc.                              TJX            10            NYSE
     Walgreen Co.                                         WAG            19            NYSE
     Wal-Mart Stores, Inc.                                WMT            36            NYSE

(1) In connection with a merger of May Department Stores Co. (NYSE: "MAY") and Federated Department Store (NYSE: "FD"), two constituents of the Retail HOLDRS Trust, May Department Stores Co. will no longer be an underlying constituent of the Retail HOLDRS Trust. The Bank of New York received
     1.869 shares of Federated Department Store and $106.5 in cash payments for the 6 shares of May Department Stores Co. common stock per 100 share round lot of the Retail HOLDRS. On September 8, The Bank of New York distributed the cash at a rate of $1.065 per depositary share of "RTH".

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

         The date of this prospectus supplement is September 30, 2005.